Exhibit 99.1

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communications simplified.

Park City Group

Fourth Quarter and Year-End Conference Call

September 13, 2017

C O R P O R A T E     P A R T I C I P A N T S

Dave Mossberg, Investor Relations

Todd Mitchell, Chief Financial Officer

Randy Fields, Chief Executive Officer

C O N F E R E N C E     C A L L     P A R T I C I P A N T S

Ananda Baruah, Loop Capital

Joe Feller, ATW Companies

P R E S E N T A T I O N

Operator:

Good day, and welcome to the Park City Group Fourth Quarter and Fiscal Year End Conference Call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Dave Mossberg, Investor Relations. Please go ahead, sir.

Dave Mossberg:

Thank you, Melissa.

Before we begin, we will be referring to today’s earnings release, which can be downloaded from the Investor Relations page at the Company’s website at parkcitygroup.com.

I also want to remind everyone that this call could contain forward-looking statements about Park City Group, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon the current beliefs and expectation of Park City Group’s Management and are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements. Such risks are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update the information contained in this conference call.

Throughout this call we may be referring to both GAAP and non-GAAP financial results, including free cash flow, EBITDA, Adjusted EBITDA, net debt, net income and earnings per share which are non-GAAP terms. We believe these non-GAAP terms are a useful financial measure of our Company primarily because of the significant non-cash changes in our operating statements. The reconciliation of non-GAAP results is in our earnings release and the Investor Relations section of our website.

Our speakers today will be Mr. Randy Fields, Park City Group’s CEO and Chairman, and Todd Mitchell, Park City Group’s CFO. With that I will turn the call over to Todd.

Todd Mitchell:

Thank you, Dave, and good afternoon, everybody.

We put up a record quarter, in terms of total revenue and revenue growth. This capped off a great year that just got stronger and stronger.

Results continue to be driven by growth from ReposiTrak. We signed three more Tier 1 retailer hubs in the fourth quarter, and continue to see strong momentum in adding Tier 2 supplier hubs. As a result, we ended fiscal 2017 with nearly twice as many ReposiTrak hubs and supplier connections as we had at the end of fiscal 2016.

The sense of urgency among industry participants has steadily risen. Food safety compliance is now one of the most critical issues on industry executive minds, and they are coming to us. We are growing as fast as we can while maintaining our high level of commitment to our customers’ success. Our customers’ success is the bedrock of our Company, because if our customers are successful and they feel in relationship with us, then they’ll want to buy more from us and they will refer us to others.

I want to make some clarifying comments about our product offering.

ReposiTrak is our compliance management platform. We believe ReposiTrak hit an inflexion point this year, with regards to market acceptance as the industry’s standard compliance management platform. I want to be clear as to what we are referring to when we make that assertion. We believe there are certain attributes that every buyer needs to know about every supplier in the US food and consumer products supply chain.

ReposiTrak enables a retailer, wholesaler, or product supplier to know that every one of its suppliers is compliant with any attribute it determines to be important, whether they be the obvious regulatory attributes, such as a clean food safety audit or proof of insurance, or less obvious attributes specific to a particular hub, such as GMO or kosher certification. ReposiTrak has also been exclusively endorsed as the platform for aggregating this information by the most important industry groups including FMI, ROFDA, and now, you’ll notice, GMDC.

With the industry’s need, its unique capabilities, and these endorsements, we believe ReposiTrak, as the industry-standard compliance management platform, could one day link virtually every buyer to every seller in the US foods and consumer product supply chain.

Vendor Portal, on the other hand, is our unified service delivery platform. Vendor Portal offers buyers and sellers a much broader set of capabilities than ReposiTrak’s compliance management platform. Vendor Portal enables commercial activities between a buyer and a seller on ReposiTrak’s compliance network. Vendor Portal does this by layering on our supply chain applications to ReposiTrak’s self-implemented cloud-based compliance platform.

Vendor Portal has many applications. Some of these, such as scan-based trading, we are already the leader in, and we know there is a significant market for these. Others, such as track & trace, do not yet have a proven market. We think track & trace is an obvious extension of ReposiTrak’s compliance capabilities. Our technology for track & trace is embedded in Vendor Portal, and we think we can do it better and cheaper than anyone else; but so far, we’re not seeing broad-based demand for track & trace, nor are we seeing any sort of industry consensus about a common approach, the two necessary conditions for a real market opportunity. We’re waiting for a better point of entry before pursuing track & trace more aggressively.

That being said, we feel very good about the prospects for Vendor Portal in fiscal 2018. This is based on our assessment of the market for already proven applications in Vendor Portal and the feedback we are getting from ReposiTrak’s growing networks of hubs and suppliers.

Let’s talk about the numbers.

Revenue. Fiscal fourth quarter revenue grew 37%. As a result, full year revenue grew 35%. Fourth quarter revenue and revenue growth was the highest the Company has ever generated. As a result, full year revenue came in at the high end of our annual goal of 25% to 35% growth. This was due to revenue growth driven primarily by the addition of larger hubs; however, the smaller hubs, supplier hubs, are also beginning to move the needle, and fourth quarter results were aided by a small contribution from MarketPlace.

Profitability. Fiscal fourth quarter net income was $883,000 or 17% of revenue, up from $498,000 or 13% of revenue in the same quarter a year ago. As a result, full year net income was $3.8 million or 20% of revenue, up from $667 or just 5% of revenue in fiscal 2016. This increase in profitability demonstrates the operating leverage inherent in our business model.

With regard to expenses. Total operating expenses rose 30% in the fourth quarter, while total operating expenses for the full year rose 13%. This steady increase in expenses was expected.

The Company is stronger than it’s ever been before. Our business is taking off. We’re generating positive net income. We’re generating positive cash flow. We have a significant and growing cash balance.

Therefore, we will invest against our customers’ success. Specifically, we are investing in scaling our success team. We are investing in internal automation via our 10X project. We are investing in developing new compliance capabilities for ReposiTrak. We are investing in the launch of MarketPlace. These investments will drive customer success, and that in turn will drive revenue growth and more operating leverage.

Now, I will drill down on the expenses by component. But as I’ve said before, these numbers tend to fluctuate from quarter to quarter as we invest in our future.

Cost of service increased 50% in the fourth quarter for a 24% increase for the full year. This was primarily due to incremental expenses associated with the development and scaling of MarketPlace. Cost of service will grow as we continue to invest in new capabilities and new products. But, the fourth quarter was a step up, and we do expect gross margin expansion in fiscal 2018.

Sales and marketing rose 10% in the fourth quarter but declined 5% for the full year. The drop for the full year was due to savings in the first half of the year, associated with the repositioning of our sales force, while the increase in the back half of the year was due to us beginning to scale our Success Team once we had repositioned the sales force. Our Success Team doubled in size in fiscal 2017, much of this in the third and fourth quarters. We expect it will likely nearly double in size again in fiscal ’18. But we don’t see ourselves as having that marketing-heavy profile of most SaaS companies. We expect any increases in sales and marketing expenses in fiscal will continue to be far lower than revenue growth.

General and administrative rose 38% in the fourth quarter, for a 31% increase for the full year. This increase was primarily due to higher consulting fees and investments associated with our 10X project. We will continue to invest in automation and other enabling technologies. But we also expect G&A to fall as a percentage of revenue in fiscal 2018.

With regards to cash flow and liquidity, we ended the year with $14.1 million in total cash; this was up $2.7 million from fiscal 2016 year-end. Operating cash flows for the year were $2.3 million; this was up from $500,000 the year before.

Accounts receivable and DSO did both rise significantly. This was because we shifted ReposiTrak from an annual prepaid business to one with a regular accounts receivable cycle. We did this because it substantially reduces the time it takes to get a hub’s suppliers connected and compliant.

As I said, we’re stronger financially than we’ve ever been, and therefore we will continue to invest in our customers’ success.

Similarly, our capital expenditures in the fourth quarter was higher than usual because of the purchase of a small aircraft. We believe a key aspect of our execution success is going to the customer’s site and having our team sit down with their team to define their success. The purchase of the plane followed a careful analysis of where our team is, where our customers are, and what is the most effective way to achieve this objective, particularly as the number of larger customers continues to grow, is putting greater demands on the travel schedules of key members of our team.

What does fiscal ’18 look like to us at this point?

We expect revenue growth to be in line with our annual goal of 25% to 35%, with a caveat that growth may vary substantially quarter-to-quarter.

We expect higher operating margins in fiscal 2018 than fiscal 2017.

Even with our plans for continued investment in 10X, in Vendor Portal, in MarketPlace, we still expect an incremental contribution margin of 50% to 60%.

We also expect to see a higher percentage of net income convert into operating cash flows, which should translate into an even larger increase in our cash balance, which we view as a competitive advantage.

In short, things are going well, and it’s a pretty exciting time to be part of Park City Group.

Now, I’m going to turn it over for Randy for a more qualitative review.

Randy Fields:

Todd, thank you; Dave, thank you.

Once again, Dave asked me not to mention the fact that I will be reading these notes, and he’s now smiling.

Okay, here we go. I’ll do this relatively quickly so we can get a few questions in.

Yes, it was an extraordinary year. Financial results were strong, but, importantly, the scale and scope of our network is growing at a terrific rate. I would say at this point we all feel as if we have a very clear vision going forward.

On a more basic level, 2017 was a year of, frankly, incredible execution. We talk about execution all the time, and I suspect through my comments, and I know you just heard it from Todd, we are in the execution business. Why? Well, superior execution makes our customers successful. That’s the focus. Customer success makes them want to buy more from us, and customer success is why, in fact, we now have a greater than 90% customer retention rate. Interestingly, those numbers have actually trended up with the addition of ReposiTrak.

Superior execution is really the key for us, in terms of our top line growth. But nearly as importantly, execution’s important to the operating leverage that we want and desire. Because if we execute well and we drive customer success, then they will refer others to us.

As we’ve always said, at least in this industry, the retail food industry, you start slowly with a few leaders, you execute well for them, you drive their customer success, and they begin to send others to you. That’s why we’ve been saying for the last several years that the growth rate of the Company was limited by our execution ability. We frankly still believe that.

If referrals from our existing customers are our chief source of new customers, then we don’t need to spend nearly as much on sales and marketing as a typical SaaS company. In the long run as Shareholders, that benefits all of us.

What do we see? In the next three to five years, we see this Company having hundreds of thousands of connections, tens of thousands of customers, and a multitude of applications across three tightly knit platforms: ReposiTrak, which is our compliance management platform; Vendor Portal, our unified service delivery platform; and MarketPlace, which is our compliant vendor sourcing solution.

There are three phases, in a sense, of customer revenue growth associated with a customer’s success in each one of these three platforms.

First phase is ReposiTrak. ReposiTrak increases the scale of our network. In other words, when we say scale, we mean how wide is it, how many participants are there in it. Every participant in the US food and consumer products supply chain, and potentially globally, needs to be linked to at least one compliance management platform.

We believe, at the same time, that if our customers are successful with ReposiTrak and therefore with us, it will lead naturally to their using the Vendor Portal. The Vendor Portal increases the scope of our network. When we say scope, we mean how deep is our network, in terms of application set. It expands the mandate of our engagement well beyond compliance to our supply chain applications.

Now, if our customers are successful using both ReposiTrak and the Vendor Portal, it’ll be obvious to them that they need to be in the MarketPlace. The MarketPlace in turn offers hubs, as we call them, retailers, suppliers, wholesalers, people doing business with the supply chain, an easy way to replace their non-compliant vendors. MarketPlace offers compliant vendors, think of them as the good guys, an easy way to capitalize on their success if compliant. MarketPlace in turn is really reinforcing both the scale and the scope of the network that we’re building.

If we take a look out, what kind of a business is this going to be? What will it be? Well, it will certainly have these characteristics. One, it will be highly automated and highly scalable. Two, it will be self-reinforcing by design, meaning using the system will cause you to want to use more of the system. But it will always be fundamentally execution-dependent. That’s our mantra; for those of you who’ve been around for a while, you know that’s what we’ve always believed, and frankly, given where we are today compared to where we were just a few short years ago, it looks as if successful execution has, in fact, been the driver we hoped it would be.

In other words, our growth really does depend on this continuation of successful execution, rather than a big marketing budget.

Well, now I want to talk about what we call the Success Team. Years ago we called them our inside sales people, and they aren’t; what they are is our Success Team. Developing a Success Team is an extremely important area of focus for us. We’ve hired a new experienced leadership group who’s solely focused on developing that team. We’re investing in training and technology via this 10X project to get the success team additional tools that we think they need. We’re refining their activity set to drive productivity. We’re also staffing the team so that they can deal with a wider and wider variety of foreign companies that are, in fact, using ReposiTrak. The team already speaks a total of eight languages, and more languages coming.

Most importantly, we’re building a culture of people who truly care about the success of our customers. If you were to know us as an insider, one of the things that we think you would appreciate is that we believe, in the long run, the most important thing we’re creating is a culture that enables our people to help their customers to be successful. Ultimately, we believe, that’ll be the primary driver of our success. We are incidentally seeing some tremendous gains in productivity that is a result of the focus. Recently, in just the last quarter, we saw near triple-digit increases in the productivity of each of the members of the team. As we look forward to 2018, we’re not just going to scale the group in terms of size to handle more, we’re also going to continue to enhance the productivity per team member.

Update on ReposiTrak. As Todd highlighted in his comments, ReposiTrak’s momentum continues.

Here’s an interesting observation. We added more ReposiTrak hubs and supplier connections in fiscal 2017 than we did in the four prior years cumulatively. For those of you who’ve been around for a while, you remember the first year, we did a couple of hundred connections, and now we’re doing them in the tens of thousands per year. We’re moving aggressively to increase both the scale and the scope of this compliance network.

In terms of the scale, we expect during the current year, 2018, to add more Tier 1 hubs and supplier connections than we did in the prior year, last year, 2017.

We’ll be increasing our emphasis on adding Tier 2 supplier hubs this year, and we’ve already, in fact, begun to see an uptick. What’s exciting is that virtually every one of these new Tier 2 hubs that we’re, in fact, bringing on as customers have been using ReposiTrak at the request of a Tier 1 hub prior to this. The net of that is that they found the system so beneficial that they wanted to become hubs themselves. In essence, they’re self-referencing.

Remember what we’ve been saying about execution versus marketing? Well, if we execute well and drive success for our customers, then they will feel in relationship with us and they’ll want to buy more from us. The acceleration in Tier 2 sign-ups is, at least to me, direct evidence of this dynamic.

If we’re successful, we think that Tier 2 hubs will become a significant new growth driver by fiscal 2019.

With regards to growing the scope of the network, we continue to enhance ReposiTrak’s core food safety compliance offering. In other words, in each of these three different platforms, we’re adding more and more applications, or apps, that our customers can use to drive their success.

We launched a new QMS application set this year with our Tier 1 hubs, and these are things that help people ensure product safety and quality, and they can be little things like monitoring the washing the inside of the trucks between loads, or checking to make sure all the rat traps in a warehouse are empty. Little things, but important to the quality of products that our customers make.

These new applications are examples of how we provide a significant differentiation. Our customers adopt them, and ultimately, of course, that increases not just the scope of our engagement with them, that drives up our revenue per connection. But most importantly, it continues to deepen our relationship with our customers.

The Vendor Portal. Our converged business plan is gathering momentum as customers realize that there’s a linkage between compliance and supply chain management. That is helping to increase the scope of our engagement.

As Todd pointed out, Vendor Portal leverages ReposiTrak’s network to an even greater scope by expanding our mandate well beyond food safety compliance. The Vendor Portal creates a positive feedback loop to compliance, while reducing the administrative burden and costs for both the hub and their suppliers. As a result, we’re seeing growing interest from a much broader group of prospects and anticipate several significant adoptions of the Portal in fiscal 2018.

MarketPlace. The growing scale of ReposiTrak’s network is driving excitement about MarketPlace as we’re getting closer to a broader launch. Simply put, as the number of ReposiTrak hubs and suppliers grows, the need for making new connections to replace bad suppliers grows exponentially.

The use of MarketPlace by our alpha customer, who’s one of the largest retailers in the country, although small initially, is growing very rapidly. This has not only just validated our thesis as to the fundamental need for MarketPlace but given us a possible additional use case.

Working with this alpha customer has also helped to provide a build-out of the MarketPlace’s infrastructure and provided us with really important insights as to how this platform might be used beyond simply vendor replacement. This, in turn, has led to discussions with other retailers and we’re now in talks with several of these hubs in preparation for a broader launch.

All of these pieces of the puzzle are working with each other to grow both the scale and scope of what we do.

A little bit about some other strategic developments that are going on.

From an operational perspective, we’re going to continue to focus our own internal efforts on the domestic retail food sectors. Our total addressable market, though, is clearly much larger, including other geographies and other vertical markets. But we’re realistic as to how much we can put on our plate while maintaining our high levels of customer success. We are, in fact, exploring partnerships with others that will expand our reach without stretching our resources. Here’s an example. We are beginning negotiations with a large global retailer to use ReposiTrak, not just in the US, but potentially in other geographic markets.

We’re also having discussions with several potential partners that are interested in using our technology platform in other retail vertical markets here in the US, not food-related. My goal is to consummate at least one of these partnerships sometime in fiscal 2018.

Also, very importantly, we just got another key industry endorsement, this time from GMDC. GMDC is the Global Market Development Center. It’s one of the most important retail merchandise marketing organizations in the world. They will be exclusively endorsing both ReposiTrak and the ReposiTrak MarketPlace. They expand our non-food compliance reach, representing over 600 general merchandise retailers, wholesalers and suppliers. The products from this group are in over 125,000 retail outlets and represent more than $500 billion annually in sales. This is a significant opportunity to expand the scale of ReposiTrak’s network, and we are certainly honored to be that well thought of by an organization of GMDC’s repute.

Third, I want to give you an update on our insurance initiative. You might have noticed an announcement yesterday from FMI. FMI, the food industry’s most important trade association, which also exclusively endorses ReposiTrak, just made our insurance partner, Berrian, their insurance partner. We were very closely involved in the process. Berrian is a subsidiary of Levitt, one of the largest specialty insurance brokers focused on the food industry. The consequence of this partnership is that retailers that use ReposiTrak may be able to lower their total insurance premium, as a result, reinforcing the positive economic impact for a retailer in using ReposiTrak. It’s been a long time coming, very significant, and is part of our evolving strategy, if you will, to make ReposiTrak an even more compelling proposition from a purely economic perspective.

The ecosystem around ReposiTrak and Park City Group is growing, our reputation is growing, and we’re proud of our execution and humbled by organizations like these and our customers who are aligning with us.

As we look out to 2018, it’s going to be a particularly interesting year, because we see not only the continued high growth in our core business, but we also see a rapid uptake of our other offerings, the new things that we’re doing, as well as additional alliances both domestically and internationally.

We’re intensely focused on maintaining our high levels of customer success, while continuing to scale the business. As a result, we’re confident that 2018 will be within our 25% to 35% annual target range. We’re also quite confident that operating leverage will drive higher net income margins and a more rapidly growing cash balance.

However, we’re not a quarterly Company, so don’t expect perfectly sequential growth, and do expect quarter-to-quarter variability in growth. As I’ve said before, we don’t see any upside in sandbagging the results and telling you how we think we might perform. We tell it the way we see it, and hopefully you appreciate that.

I think the point is, from where we are, 2018 is going to be another great year.

Some questions.

Dave Mossberg:

Melissa, can you give instructions on how to poll up for questions?

Operator:

Certainly. Ladies and gentlemen, if you’d like to ask a question at this time, please press star, one on your telephone keypad. If you’re on a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, for questions at this time, please press star, one now.

Our first question will come from Ananda Baruah from Loop Capital.

Ananda Baruah:

Hey, guys, thanks for taking the questions. Hey, congrats on the solid year, a finish to a strong year and a solid quarter here. A few, if I could, just with regards to ReposiTrak, this is really an ASP question. Given the acceleration of Tier 1 connections, and Randy, you spoke of layering in Tier 2, and I think you actually used the word that they’ve begun to accelerate, although I don’t want to sort of misstate the—sort of really the tone of the message. How were ReposiTrak ASPs in the June quarter relative to the March quarter? I guess specifically I’m wondering if they bottomed here. Then, how should we think about blended ASPs as we go through ’18, given that it sounds like you expect Tier 2 to become a bigger part of the mix? I have a couple of follow-ups. Thanks.

Randy Fields:

Great question, Ananda. It’s even a difficult one internally. Rather than give a specific answer, let me identify the forces, and there’s several forces.

There is a—one force, which is to maintain the current ASP, which is the large hubs that we do business with are all at a—in essence in MSRP. They have all the same price. If that’s all we did, the ASP would be the same. Well, on the other hand, we’re also introducing these other applications, products, et cetera, which tends to increase the ASP. Having said that, we also charge less to Tier 2s, so the greater the percentage of Tier 2s going forward, the greater the downward pressure.

The truth is, three different forces, one trying to keep it the same; and you can argue that, because the base is becoming larger and larger, the largest of those three forces is the force that says the ASP will be stable. Then, what we suspect happens in the long term is, as we move down – no pun intended – the food chain, the pressure to bring down that ASP, which will be Tier 2s, but because they’re smaller, what then happens is there’s downward pressure, but we suspect that will at least be offset by customers taking up our other offerings, which increases the ASP.

I know that’s confusing. But probably from where we are, we see most of the force to stay the same, some force to push it down, and some force to push it up. Todd, do you agree?

Todd Mitchell:

I would agree. Ananda, I don’t think we really saw any change in trends in third quarter versus fourth quarter.

Ananda Baruah:

Okay.

Todd Mitchell:

The bulk of the business is still Tier 1, and the pricing on Tier 1 is still pretty stable. I think that dynamic pretty much continues through most of next year. I mean, that’s where the bulk of the revenue is going to be coming from. Frankly, from where we sit, we can’t really say where the countervailing forces of more Tier 2s versus up-sell into Vendor Portal on the Tier 1 will take next year’s ASP. As Randy highlighted, we think Tier 2s really become more material in fiscal 2019.

Ananda Baruah:

Right, right.

Todd Mitchell:

Hopefully by that point we have deeper penetration of Vendor Portal to offset when those numbers in isolation would be to—have put downward pressure on ASPs.

Ananda Baruah:

Okay, great. That’s really helpful, guys. Then, the second one is just with regards to the Success Team, could you just sort of framework for us kind of where you are in the process of what it is that you’re looking to accomplish? I know this is always a moving target. But you clearly have a strategy with how you want to kind of construct the sales—the selling mechanism for the next meaningful stage of the Company. However that—however you guys think about that, if you could just sort of kind of fill in that mental roadmap for us, to give us some sense of what it is you’re shooting against. Not necessarily numerical targets, it could be sort of subjective stuff that you’re using; Randy, you talked about building a culture, maybe some of the things that underpin that, some of the metrics and the milestones that you want to have in place to really be able to go and scale the business. I have one more, thanks.

Randy Fields:

Yes, that—of the things we’re working on, that is the one. My life experience before this, in Mrs. Fields Cookies, was that the best way to supervise people is with a culture, not with Managers. Meaning that most of the time people are unsupervised, you cannot hear every word every person says to a customer. The question is, how do you get people to care about the customer and deliver the kind of message that you would like to be delivered?

We’re highly focused on getting people inside this business and the Success Team that care about customers. Interestingly, many of them are younger. What’s begun to happen, and I think this is pretty peculiar, but I think an indication of our success at it; virtually all of the recruits that we’ve had in the last six months into the Success Team have come from the Success Team. They are bringing people that they know in, and therefore our turnover is extraordinarily low. More importantly, people in essence are saying to friends and people that they know, “you’ll like working here, this is a good place to work.”

We get people who care, because my—again, my life experience is, I can teach you almost anything, I cannot teach you to care. You have to find people that care about a customer, that they feel personally connected. I could give you some interesting vignettes; in fact, I’ll give you one. I think it sounds—it’s appropriate. The other day I was talking to the group about things that were meaningful. In the middle of my talk—so imagine, here’s the CEO of the Company talking to the newest group of recruits, and in the middle of that, the phone rang. Well, the only time our phone rings here is a customer. You could tell, you could just tell the room was, “what are we going to do about that.” I thought, here’s a chance to see if culture is working. What happened was, one of the people on the Success Team got up, went over and answered the call and dealt with the customer. Now, you could argue technically he was interrupting the CEO, which is exactly what I wanted. I mean, I—it was—I clapped at the end of it. I just said, “That was extraordinary. What mattered to you most was not whether the CEO would be mad that you were interrupting him, but you knew the most important thing was that customer call.” You—that’s not stuff you can teach people. They have to come to the party with that as a feeling.

These young people take tremendous care of our customers. They care about their compliance and their success. It’s becoming self-reinforcing. I get a letter or two a week from customers saying how remarkable our service is or how quickly we got back to them. It’s working and this team will help our customers to buy ultimately more of our product. But their real job is just to help the customer be successful with what they have today.

Is that okay, Ananda, is that what you’re looking for?

Ananda Baruah:

It is. That’s helpful and that actually dovetails into my third question, guys.

Look, this is going to be the annoying analyst question of my trio of questions, but I’m going to ask it anyway, because—you finished, you put up 35% revenue growth for the quarter; clearly, you talked about how Tier 1—if Tier 1 connections are up 2x year-over-year. You talked about—you gave some color for being up again next year, you’re sort of scaling into Tier 2, and Todd, you had talked the Vendor Portal also starting to layer.

My question is, why not remove the low end of the guide or raise the low end of the guide, the 25%; and then the part B is, look, I think we all fully appreciate not allowing the guide to get ahead of itself, so I won’t ask why not raise it, but what would be the sorts of things that would allow you to kind of tease up—beat the 35% high end of the guide, this next year? Thanks.

Randy Fields:

I want that question. First of all, what we said is, for the next three to five years, that’s the range that we expect. It’s not year to year. Rather than every year give you a different guidance number, I really think that’s a sustainable long-term growth rate for us, in that bracket, 25% to 35%. If the question is—and I just need to be very cautious here. What kind of factors take us to the high end versus the low end? We’ve taken a lot on our plate this year, between Vendor Portal, MarketPlace, et cetera. To a certain extent, we just don’t know. We’ve got a pipeline that we think keeps us well in that range. We know our ability to execute. What you don’t want to do with a company that has this much potential is to stretch it too thinly, because then of course you run the risk that none of the good stuff you want to happen, happens.

I think people at the midpoint of that range are closer than anybody at either end, it doesn’t really matter. That’s not additional guidance, it—some years in the next five are going to be 25%, some years in the next five are going to be 35%, and I also said, when we put this out there last year, it’s possible, depending on those three forces that we talked about, if the force that pushes our ASP up is stronger than the force that pushes it down, then that growth rate can move to the higher end of the range and we might have a couple of years outside the range. But it’s really a function of the number of new customers we take on and our ability to bring people inside the culture who can take care of those customers. That’s the constraint. We’re not being coy, we’re being straight, and it’s not easy to give you a narrower range.

Ananda Baruah:

Okay, got it. No, that’s helpful. The context is good. I really appreciate. I’ll cede the floor now. Thanks a lot, guys. Good luck and congrats.

Randy Fields:

Thank you.

Todd Mitchell:

Thank you, Ananda.

Operator:

Once again, ladies and gentlemen, if you’d like to ask a question, please press star, one. If you’re on a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.

Our next question will come from Joe Feller with ATW Companies.

Joe Feller:

Hello, Randy. How you doing?

Randy Fields:

Hi, Joe, how are you?

Joe Feller:

Oh, I’m pretty good, pretty good. How are you, Randy?

Randy Fields:

Excellent, thank you.

Joe Feller:

All right. Well, I have two questions. Two of the—according to your own thing from last year, two of the five biggest retailers are not doing business with you guys. Now, with the buyout of Whole Foods, it’ll be three of the five, I expect, because I don’t believe you guys have done business with either of the partners in that buyout. How do you guys hope to deal with that, and how do you hope to deal with blockchain?

Randy Fields:

Okay, good—is that the one question, or is that two questions, Joe?

Joe Feller:

Let’s say it’s one question. How do you plan on dealing with blockchain?

Randy Fields:

We’re not going to deal with blockchain, it’s a non-event. Remember, I don’t want to be too techie here; blockchain is a way of storing information. There’s nothing interesting or intriguing about it except its presumed security. That’s the presumed idea. The way people are thinking of using blockchain is for tracking and tracing. That’s not our business. It’s our capability, it’s just that we don’t get any revenue from it, and as Todd mentioned, we see very little market interest. Blockchain, underneath, has a real problem, as do—anybody who has an RFID tag, or any tracking and tracing mechanism. All mechanisms require they be put on a cart—so it doesn’t matter, whether it’s an RFID tag or a label, blockchain has to get the information from somewhere. It’s just a database. It’s a distributed database is the way to think about it.

Somebody has to scan the information in. That requires a physical device and human labor. The problem with that is, I can just assure you, because people have been trying this now for, I don’t know, 10 years, they can’t get it cheap enough at the labor level to do it. The top 50 CPG companies, consumer packaged goods, potentially could afford to do something like that. The top 50 CPG companies with a few retailers might do something around tracking and tracing their goods. But the reality is, people don’t die from Kraft macaroni and cheese. That’s not our—that’s not the risk profile out there. The risk profile is the smaller vendors. It’s the cost of creating the label, scanning the label at every single stop. That’s the impediment. When people want to do tracking and tracing, we believe what they’ll want to do is do it inexpensively, and we have a really inexpensive solution for doing tracking and tracing. But candidly, there’s just not much interest. Lot of marketing, not much interest.

By the way, the way we calculate it, we do business with three of the five largest supermarket chains in the US. By the way, Whole Foods was not one of those. They’re not one of the top five, either—regardless of who owned them. We do, today, do business with three of the five largest. Who knows, could be another—we might get another one. There’s certainly a few we’ll never do business with. It’s not important to what we do. In other words, the only—it’s hard to explain. When you’re doing compliance work, the only revenue, in essence, we would miss would be of suppliers that are captive to any one of the retailers. If it was Schmarbl-Farby Inc., as a retailer, and he had 22 suppliers that only sold to him, those would be the 22 we wouldn’t get, because other suppliers supply other retailers and therefore end up in our network.

I think we’re broad enough now, and as we look out, our pipeline is such that we’re going to get very, very deep into the total size of the supply chain. None of that concerns us.

Joe Feller:

Well, then my next question is, with the buyout of Whole Foods, don’t you think those guys are going to be in the top five? I mean, from everything I’ve seen, the purchaser – not to name names – has always ended up in the top five of whatever genre they end up being in.

Randy Fields:

I think—let me go back to what I think is fundamental. There are hundreds and hundreds of supermarket chains, from a few stores to thousands of stores. Strangely enough, they all have a comparable number of vendors. If you’re a chain of 10, you still have 1,000 to 1,500 vendors on your shelves. If you’re a Whole Foods, you have 1,000 to 1,500 vendors. In our business model, it really doesn’t matter to us whether it’s a large chain or a small chain. Honestly, it’s sometimes easier to get the smaller guys to do business with you than the larger guys. But we do have three of the five, and frankly, it doesn’t make any difference to me if it’s three of the six or whatever it would be. We’re certainly pleased with where we are. We do not have to get everybody. We’ve never thought we would get everybody in the retail world to do business with us, but we’re getting more than our fair share at this point.

Joe Feller:

Fair enough. Thanks, Randy.

Randy Fields:

Oh, you bet, Joe. Thank you.

Operator:

That does conclude our question-and-answer session for today. I’d like to turn it back over to our speakers for any additional or closing remarks.

Dave Mossberg:

Okay. Thank you, everyone. This is Dave Mossberg. Our phone numbers are on the press release. If you have follow-up questions, we are available for those, and look forward to you—our next call, which will be in …

Randy Fields:

The ninth of November.

Dave Mossberg:

Ninth—around the ninth of November.

Randy Fields:

Around the ninth.

Dave Mossberg:

Okay. Take care.

Operator:

That does conclude our conference for today. Thank you for your participation.